UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement

On June 18, 2015, Essex Rental Corp. (the "Company") received a notice of default from Wells Fargo Capital Finance, LLC, the lead lender and agent under the Essex Crane Rental Corp. Fourth Amended and Restated Credit Agreement (the "Essex Crane Revolving Credit Facility" or "Agreement"), as a result of the excess availability under the Essex Crane Revolving Credit Facility declining below the minimum required excess availability equal to 10% of the aggregate revolving loan commitment. The failure to maintain the required minimum excess availability was the result of a reduction in the appraised orderly liquidation value of the rental equipment fleet of approximately $9.2 million, or 3.8%, and the resultant impact on the borrowing base. Due to the existence of the event of default, the agent has elected that (i) all obligations (except for undrawn letters of credit) shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable under the Agreement, (ii) the letter of credit fee shall be increased to two percentage points above the per annum rate otherwise applicable under the Agreement, and (iii) the Company may no longer elect to exercise the LIBOR option. The agent and lenders have reserved all of their respective rights and remedies available under the Essex Crane Revolving Credit Facility and applicable law as a result of the event of default or any other events of default that may otherwise occur at any time.

The event of default described may also trigger a default under the cross-default provisions contained within the Company's unsecured promissory notes, unless waived by the holders of those notes.

The Company is currently in negotiations with the lenders under the Essex Crane Revolving Credit Facility to obtain a waiver, or otherwise remedy, the event of default. The Company expects that it will be able to continue to use the Essex Crane Revolving Credit Facility to fund operations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: June 23, 2015	By:	/s/ Kory M. Glen
Name: Kory M. Glen
Title: Chief Financial Officer